EXHIBIT 15



DELOITTE & TOUCHE LLP
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     3900 US Bancorp Tower          Telephone:  (503) 222-1341
     111 SW Fifth Avenue            Facsimile:  (503) 224-2172
     Portland, Oregon  97204-3698





April 28, 1995



Northwest Natural Gas Company
220 N.W. Second Avenue
Portland, Oregon  97209


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northwest Natural Gas Company and subsidiaries for the periods ended March 31, 1995 and 1994, as indicated in our report dated April 28, 1995; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your quarterly report on Form 10-Q for the quarter ended
March 31, 1995, is incorporated by reference in Registration Statement No. 33-34724, Post-Effective Amendment No. 1 to Registration Statement No. 2-76276, and Post-Effective Amendments No. 2 to Registration Statement Nos. 2-77195 and 33-19354 on
Form S-8 and in Registration Statement Nos. 33-44827, 33-64014, 33-51271, and 33-53795 and Post-Effective Amendments No. 1 to Registration Statement Nos. 33-1304 and 33-20384 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP